Exhibit 99.1

Ventas Reports 2020 Second Quarter Results

Provides COVID-19 Business Update

CHICAGO--(BUSINESS WIRE)--August 7, 2020--Ventas, Inc. (NYSE: VTR) (the “Company”) today reported results for the second quarter ended June 30, 2020. The Company also provided an update regarding how its operations and financial condition have been affected by the COVID-19 pandemic.

“Our second quarter results demonstrate the significant benefit of Ventas’s diversified portfolio. We achieved strong performance in our Office and Triple-Net Lease segments, which partially offset the unprecedented impact of the COVID-19 pandemic on our senior housing operating portfolio,” said Debra A. Cafaro, Ventas Chairman and CEO. “During the quarter, we focused on the health and safety of our employees and those individuals using our properties as a first priority. We also took decisive actions to keep Ventas strong and stable and to weather the initial impact of the pandemic. We are also pleased to have reached mutually beneficial agreements with our two largest senior housing tenants, which provide certainty, flexibility and the opportunity for upside participation in the industry’s recovery,” she added.

“Healthcare real estate continues to offer compelling, demographically driven growth potential, and Ventas is well positioned to benefit from these powerful tailwinds. However, the near-term clinical, financial, operational and economic environment remains dynamic and highly uncertain. We are confident that we have the experience, team, operators and diverse portfolio to manage through these uncertainties,” Cafaro concluded.

Justin Hutchens, the Company’s Executive Vice President of Senior Housing, North America, commented, “Second quarter SHOP results were in line with our expectations. Following the significant impact of the COVID-19 pandemic in April, our leading indicators and move-ins showed sustained improvement through the end of the second quarter and into July. Currently, nearly all of our communities are accepting new move-ins and offering a richer living environment for the benefit of seniors and their families. SHOP occupancy in July showed a modest sequential decline, albeit at an improved rate versus the second quarter, because move-ins are still below move-outs. There is resilient demand for senior housing, and we continue to work with our operators to stabilize occupancy and maintain our focus on health and safety.”

Decisive Actions for Strength and Stability

  Mutually Beneficial Arrangements with Two Largest Tenants in Triple Net (“NNN”) Senior Housing:
    Ventas reached mutually beneficial arrangements with Brookdale Senior Living Inc. (“Brookdale”), the nation’s largest senior housing operator, to proactively address the financial impact of the COVID-19 pandemic. These arrangements provide certainty, flexibility and the opportunity for upside, while enhancing Brookdale’s stability. Ventas reset Brookdale’s annual cash rent to $100 million, and received up-front consideration approximating $235 million (including $162 million in cash), representing over two and a half years of the cash rent reduction. Warrants exercisable at $3 per share through December 31, 2025 for eight percent of Brookdale’s fully diluted shares were included in the up-front consideration, providing Ventas shareholders with the opportunity for meaningful upside participation in any industry recovery.
    The Company effectively converted 26 Holiday-operated independent living communities to a SHOP operating model from a NNN lease, and received $100 million in consideration. This transaction enables Ventas to retain upside in the communities over time, receive significant value from the lease guarantor and preserve operational flexibility.
  Enhancing Ventas Cost Structure, Liquidity and Financial Strength:
    In mid-June, Ventas adjusted its corporate cost structure in response to the impact of COVID-19 on the Company’s business and to enhance operational efficiency and effectiveness. The Company eliminated roles representing over 25 percent of its corporate positions. As a result of these actions and reductions in senior executive compensation for the year, the Company expects that its third quarter 2020 annualized G&A expense will be approximately $25 to $30 million lower than the level reported in FY 2019.
    The Ventas Board declared a second quarter dividend of $0.45 per share, enabling the Company, as a prudent measure, to conserve approximately $130 million of cash per quarter compared to the prior quarter dividend distribution.
    Ventas has reduced its planned 2020 capital expenditures by $0.3 billion to approximately $0.5 billion. The Company expects to fund remaining 2020 development and redevelopment capital expenditures through committed financing.
    The Company took further steps to strengthen its balance sheet and enhance its liquidity position. Ventas raised $0.5 billion through a senior note issuance in March 2020 and paid down substantially all of its borrowings under its $3.0 billion Revolving Credit Facility in June and July 2020. As of August 5, 2020, the Company has ample liquidity of $3.5 billion, including $2.9 billion of undrawn revolver capacity and $0.6 billion in cash and cash equivalents on hand, and no commercial paper outstanding.
    The Company ended the quarter with an annualized Adjusted Net Debt to EBITDA ratio of 6.3x and Total Indebtedness to Gross Asset Value of 37 percent.

Second Quarter 2020 Results

Second quarter 2020 financial results for the Company were materially affected by the COVID-19 pandemic. The Company recorded $260 million in non-cash items as a result of its evaluation of the value of certain of its assets and the go forward collectability of certain of its future rents as a result of the pandemic’s impact primarily on senior housing. Results per share are as follows:

	Quarter Ended June 30
	2020	2019	$ Change	% Change
Net (loss) income attributable to common stockholders (“Net Income (Loss)”)	$(0.42)	$0.58	$(1.00)	(172%)
Reported Funds from Operations, as defined by the National Association of Real Estate Investment Trusts (“Nareit FFO”)	$0.50	$1.13	$(0.63)	(56%)
Normalized Funds from Operations (“FFO”)	$0.77	$0.97	$(0.20)	(21%)

The following table compares the Company’s actual results for Net Income (Loss), Nareit FFO and Normalized FFO per share for second quarter 2020 to second quarter 2019:

	Q2 2020 Results Compared to Q2 2019, Per Share
	Net Income (Loss)	Nareit FFO	Normalized FFO
Q2 2019 per share reported results	$0.58	$1.13	$0.97

Property Level Net Operating Income (Loss)	(0.19)	(0.19)	(0.19)
Impact of Holiday Lease Termination	0.13	0.13
Write-off of straight-line rental income, net of NCI	(0.14)	(0.14)
Non-cash income tax (expense) / benefit	(0.31)	(0.31)
Allowance on loan investments and impairment of unconsolidated entities	(0.11)	(0.11)
Real estate depreciation and amortization	(0.31)
(Gain)/Loss on sale of real estate assets	(0.05)
Other Items	(0.02)	(0.02)	(0.01)
Q2 2020 per share reported results	$(0.42)	$0.50	$0.77

See page 35 of the second quarter 2020 supplemental for additional information.

Second Quarter Property Results, SHOP Clinical Results and Third Quarter Information

Property Performance: For the second quarter 2020, as expected, the Company’s reported year-over-year same-store total property portfolio (1,074 assets, representing 92 percent of the Company’s cash net operating income (“NOI”)) declined compared to the same period in 2019 driven primarily by the impact of the COVID-19 pandemic. All COVID-19 impacts, including testing, labor, cleaning and supplies, have been reflected in property operating results. The Company’s sequential same-store total property portfolio (1,128 assets, representing 97 percent of the Company’s cash NOI) declined in the second quarter 2020 versus the first quarter 2020 for the same reason.

Same-Store Cash NOI Growth
Q2 2020
	Vs. Q2 2019 (1,074 assets)	Vs. Q1 2020 (1,128 assets)

NNN	1.4% / $2M	(2.7%) / $(4)M
SHOP	(42.7%) / $(65)M	(35.9%) / $(59)M
Office	2.7% / $4M	(1.4%) / $(2)M
Total Company	(13.6%) / $(59)M	(14.2%) / $(65)M

For the second quarter 2020:

  NNN Portfolio (39 percent of NOI): Same-store cash NOI growth was due to the receipt of substantially all expected rent from the Company’s NNN tenants, including in-place lease escalations. Sequential performance was negatively impacted by a $3 million cash fee received from Capital Senior Living in the NNN senior housing portfolio in the first quarter. The Company has also received substantially all July rents in this portfolio.
  SHOP Portfolio (27 percent of NOI): For the sequential same-store pool (390 assets), cash NOI totaled $106 million, and declined $59 million, in line with the Company’s expectations regarding impact from COVID-19. Compared to the first quarter, second quarter average occupancy declined 470 basis points, from 86.9 percent to 82.2 percent, and operating costs increased.
    Leading Indicators: Within the quarter, leading indicators and move-ins improved from April through the end of June on a sustained basis. In June, leads and move-ins were 77 percent and 70 percent, respectively, as compared to prior year.
    Occupancy: Occupancy loss was most concentrated in April, and declined at an improving rate intra quarter through the end of June. New resident move-ins continued to be lower than move-outs in each month, at a narrowing gap, which resulted in continued occupancy loss. At the end of the second quarter, occupancy stood at approximately 80.6 percent.
    Rate: Revenue per occupied room (“RevPOR”) declined minimally year-over-year and 290 basis points sequentially, as the COVID-19 pandemic caused disproportionately large occupancy loss concentrated in higher rate New York and New Jersey markets.
    Operating Expenses: Operating expenses increased by 3.4 percent sequentially. The quarter included $42 million of COVID-19 related expenses, partially offset by lower non-COVID-19 operating and management fee expenses. COVID-19 operating expense increases trended more favorably intra-quarter as labor hours were reduced and supply costs eased.
    SHOP Clinical Results and Third Quarter Trends:
      In July, leads and move-ins continued to improve sequentially, and point-to-point occupancy declined approximately 50 basis points, or about one third the average rate per month experienced in the second quarter.
      96 percent of our communities are currently open to new resident move-ins.
      Our operators have administered COVID-19 tests for over 69,000 front line caregivers and residents.
      Despite the increase in testing, confirmed COVID-19 cases amongst SHOP residents has continued to improve, from 26 residents per day in April to five per day currently. There are approximately 40,000 SHOP residents in our portfolio.
      89 percent of our communities have either never had a confirmed COVID-19 resident case or have not had a confirmed COVID-19 resident case in the last 14 days.
  Office Portfolio (30 percent of NOI): The Office portfolio showed outstanding performance in the second quarter, delivering strong year-over-year same-store cash NOI growth led by the Company’s university-based Research & Innovation portfolio and stable performance from the Medical Office Building business. The Company received 99 percent of second quarter contractual rent. The Company has already received 97 percent of July Office rents.

Other Recent Highlights & Developments

  Marguerite M. Nader Appointed to Board of Directors:Marguerite M. Nader, President and Chief Executive Officer, Equity LifeStyle Properties, Inc., has been appointed as an independent member of the Company’s Board of Directors. Nader is a seasoned real estate executive with deep real estate and financial experience and an outstanding record of shareholder value creation.
  Environmental, Social and Governance (ESG) Recognition: Ventas was named as the top real estate company, and #32 overall, in 3BL Media’s 100 Best Corporate Citizens of 2020.

Second Quarter 2020 Conference Call and Investor Presentation

Ventas will hold a conference call to discuss this earnings release today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The dial-in number for the conference call is (844) 776-7841 (or +1 (661) 378-9542 for international callers), and the participant passcode is “Ventas.” The call will also be webcast live by Intrado DM and can be accessed at the Company’s website at www.ventasreit.com. A replay of the call will be available at the Company’s website, or by calling (855) 859-2056 (or +1 (404) 537-3406 for international callers), passcode 5654536, beginning on August 7, 2020, at approximately 1:00 p.m. Eastern Time and will remain available for 30 days.

A presentation outlining the Company’s second quarter results and recent trends is posted to the "Investor Presentations" section of Ventas’s website at https://www.ventasreit.com/investor-presentations.

About Ventas

Ventas, Inc. (together with its subsidiaries, unless otherwise expressly noted), an S&P 500 company, is a real estate investment trust with a highly diversified portfolio of senior housing, research and innovation, and healthcare properties located throughout the United States, Canada and the United Kingdom. As of March 31, 2020, Ventas owned or managed through unconsolidated joint ventures approximately 1,200 properties (including properties classified as held for sale), consisting of senior housing communities, medical office buildings, research and innovation centers, inpatient rehabilitation and long-term acute care facilities, and health systems. Through its Lillibridge subsidiary, Ventas provides management, leasing, marketing, facility development and advisory services to highly rated hospitals and health systems throughout the United States. More information about Ventas and Lillibridge can be found at www.ventasreit.com and www.lillibridge.com.

The Company routinely announces material information to investors and the marketplace using press releases, Securities and Exchange Commission (“SEC”) filings, public conference calls, webcasts and the Company’s website at www.ventasreit.com/investor-relations. The information that the Company posts to its website may be deemed to be material. Accordingly, the Company encourages investors and others interested in the Company to routinely monitor and review the information that the Company posts on its website, in addition to following the Company’s press releases, SEC filings and public conference calls and webcasts. Supplemental information regarding the Company can be found on the Company’s website under the “Investor Relations” section or at www.ventasreit.com/investor-relations/annual-reports---supplemental-information. A comprehensive listing of the Company’s properties is available at www.ventasreit.com/our-portfolio/properties-by-stateprovince.

Certain of the information contained herein, including intra-quarter operating information and number of confirmed cases of COVID-19, has been provided by our operators and we have not verified this information through an independent investigation or otherwise. We have no reason to believe that this information is inaccurate in any material respect, but we cannot assure you of its accuracy.

This press release also includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, merger or acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from the Company’s expectations. The Company does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

The Company’s actual future results and trends may differ materially from expectations depending on a variety of factors discussed in the Company’s filings with the SEC. These factors include without limitation: (a) the effects of the ongoing COVID-19 pandemic and measures intended to prevent its spread on the Company’s business, results of operations, cash flows and financial condition, including declines in revenues and increases in operating costs in the Company’s senior housing operating portfolio, deterioration in the financial conditions of the Company’s tenants and their ability to satisfy their payment obligations to the Company, constraints in the Company’s ability to access capital and other sources of funding; increased risk of claims, litigation and regulatory proceedings and uncertainty that may adversely affect the Company; and the ability of federal, state and local governments to respond to and manage the COVID-19 pandemic successfully; (b) the ability and willingness of the Company’s tenants, operators, borrowers, managers and other third parties to satisfy their obligations under their respective contractual arrangements with the Company, including, in some cases, their obligations to indemnify, defend and hold harmless the Company from and against various claims, litigation and liabilities; (c) the ability of the Company’s tenants, operators, borrowers and managers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities and other indebtedness; (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (e) macroeconomic conditions such as a disruption of or lack of access to the capital markets, changes in the debt rating on U.S. government securities, default or delay in payment by the United States of its obligations, and changes in the federal or state budgets resulting in the reduction or nonpayment of Medicare or Medicaid reimbursement rates; (f) the nature and extent of future competition, including new construction in the markets in which the Company’s senior housing communities and office buildings are located; (g) the extent and effect of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (h) increases in the Company’s borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of the London Inter-bank Offered Rate after 2021; (i) the ability of the Company’s tenants, operators and managers, as applicable, to comply with laws, rules and regulations in the operation of the Company’s properties, to deliver high-quality services, to attract and retain qualified personnel and to attract residents and patients; (j) changes in general economic conditions or economic conditions in the markets in which the Company may, from time to time, compete, and the effect of those changes on the Company’s revenues, earnings and funding sources; (k) the Company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due; (l) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (m) final determination of the Company’s taxable net income for the year ended December 31, 2019 and for the year ending December 31, 2020; (n) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases, the Company’s ability to reposition its properties on the same or better terms in the event of nonrenewal or in the event the Company exercises its right to replace an existing tenant, and obligations, including indemnification obligations, the Company may incur in connection with the replacement of an existing tenant; (o) risks associated with the Company’s senior living operating portfolio, such as factors that can cause volatility in the Company’s operating income and earnings generated by those properties, including without limitation national and regional economic conditions, costs of food, materials, energy, labor and services, employee benefit costs, insurance costs and professional and general liability claims, and the timely delivery of accurate property-level financial results for those properties; (p) changes in exchange rates for any foreign currency in which the Company may, from time to time, conduct business; (q) year-over-year changes in the Consumer Price Index or the UK Retail Price Index and the effect of those changes on the rent escalators contained in the Company’s leases and the Company’s earnings; (r) the Company’s ability and the ability of its tenants, operators, borrowers and managers to obtain and maintain adequate property, liability and other insurance from reputable, financially stable providers; (s) the impact of damage to the Company’s properties from catastrophic weather and other natural events and the physical effects of climate change; (t) the impact of increased operating costs and uninsured professional liability claims on the Company’s liquidity, financial condition and results of operations or that of the Company’s tenants, operators, borrowers and managers, and the ability of the Company and the Company’s tenants, operators, borrowers and managers to accurately estimate the magnitude of those claims; (u) risks associated with the Company’s office building portfolio and operations, including the Company’s ability to successfully design, develop and manage office buildings and to retain key personnel; (v) the ability of the hospitals on or near whose campuses the Company’s medical office buildings are located and their affiliated health systems to remain competitive and financially viable and to attract physicians and physician groups; (w) risks associated with the Company’s investments in joint ventures and unconsolidated entities, including its lack of sole decision-making authority and its reliance on its joint venture partners’ financial condition; (x) the Company’s ability to obtain the financial results expected from its development and redevelopment projects; (y) the impact of market or issuer events on the liquidity or value of the Company’s investments in marketable securities; (z) consolidation activity in the senior housing and healthcare industries resulting in a change of control of, or a competitor’s investment in, one or more of the Company’s tenants, operators, borrowers or managers or significant changes in the senior management of the Company’s tenants, operators, borrowers or managers; (aa) the impact of litigation or any financial, accounting, legal or regulatory issues that may affect the Company or its tenants, operators, borrowers or managers; and (bb) changes in accounting principles, or their application or interpretation, and the Company’s ability to make estimates and the assumptions underlying the estimates, which could have an effect on the Company’s earnings.

CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019

Assets
Real estate investments:
Land and improvements	$2,256,981	$2,244,526	$2,283,929	$2,280,877	$2,128,409
Buildings and improvements	23,959,070	23,821,353	24,380,440	24,459,114	22,837,251
Construction in progress	495,888	505,188	461,354	432,713	386,550
Acquired lease intangibles	1,240,488	1,241,646	1,306,152	1,334,915	1,267,322
Operating lease assets	389,302	391,908	385,225	388,480	374,319
	28,341,729	28,204,621	28,817,100	28,896,099	26,993,851
Accumulated depreciation and amortization	(7,448,987)	(7,237,345)	(7,088,013)	(6,964,061)	(6,758,067)
Net real estate property	20,892,742	20,967,276	21,729,087	21,932,038	20,235,784
Secured loans receivable and investments, net	681,831	623,717	704,612	709,714	693,651
Investments in unconsolidated real estate entities	166,039	165,745	45,022	45,905	47,112
Net real estate investments	21,740,612	21,756,738	22,478,721	22,687,657	20,976,547
Cash and cash equivalents	992,824	2,848,115	106,363	148,063	81,987
Escrow deposits and restricted cash	36,312	38,144	39,739	60,533	56,309
Goodwill	1,050,115	1,050,137	1,051,161	1,049,985	1,050,470
Assets held for sale	81,817	75,039	91,433	4,520	1,754
Deferred income tax assets, net	304	47,495	47,495	—	—
Other assets	687,404	802,160	877,296	852,795	821,844
Total assets	$24,589,388	$26,617,828	$24,692,208	$24,803,553	$22,988,911

Liabilities and equity
Liabilities:
Senior notes payable and other debt	$12,530,036	$14,172,279	$12,158,773	$12,053,184	$10,256,092
Accrued interest	117,687	87,245	111,115	85,214	111,388
Operating lease liabilities	248,912	250,357	251,196	249,237	233,757
Accounts payable and other liabilities	998,186	1,141,309	1,145,700	1,194,162	1,137,980
Liabilities related to assets held for sale	5,773	5,007	5,463	1,531	1,216
Deferred income tax liabilities	56,964	47,533	200,831	147,524	149,454
Total liabilities	13,957,558	15,703,730	13,873,078	13,730,852	11,889,887

Redeemable OP unitholder and noncontrolling interests	231,920	197,701	273,678	312,478	222,662

Commitments and contingencies

Equity:
Ventas stockholders’ equity:
Preferred stock, $1.00 par value; 10,000 shares authorized, unissued	—	—	—	—	—
Common stock, $0.25 par value; 373,113; 373,094; 372,811; 372,726; and 371,478; shares issued at June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019, and June 30, 2019, respectively	93,261	93,256	93,185	93,164	92,852
Capital in excess of par value	14,118,119	14,135,657	14,056,453	14,017,030	13,940,117
Accumulated other comprehensive loss	(82,761)	(103,408)	(34,564)	(59,857)	(39,671)
Retained earnings (deficit)	(3,816,460)	(3,491,696)	(3,669,050)	(3,384,421)	(3,173,287)
Treasury stock, 24; 22; 2; 3; and 0 shares at June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019, and June 30, 2019, respectively	(947)	(867)	(132)	(210)	—
Total Ventas stockholders’ equity	10,311,212	10,632,942	10,445,892	10,665,706	10,820,011
Noncontrolling interests	88,698	83,455	99,560	94,517	56,351
Total equity	10,399,910	10,716,397	10,545,452	10,760,223	10,876,362
Total liabilities and equity	$24,589,388	$26,617,828	$24,692,208	$24,803,553	$22,988,911

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues
Rental income:
Triple-net leased	$176,240	$196,382	$371,102	$396,450
Office	192,925	202,188	401,320	403,616
	369,165	398,570	772,422	800,066
Resident fees and services	549,329	520,725	1,126,099	1,042,172
Office building and other services revenue	3,673	2,691	6,801	5,209
Income from loans and investments	19,491	19,529	43,537	36,655
Interest and other income	1,540	9,202	6,393	9,489
Total revenues	943,198	950,717	1,955,252	1,893,591
Expenses
Interest	123,132	110,369	239,828	220,988
Depreciation and amortization	349,594	226,187	598,431	462,107
Property-level operating expenses:
Senior living	432,578	366,837	842,709	727,823
Office	60,752	62,743	125,258	124,828
Triple-net leased	5,275	6,321	11,606	13,754
	498,605	435,901	979,573	866,405
Office building services costs	543	515	1,270	1,148
General, administrative and professional fees	29,984	43,079	72,519	83,839
Loss on extinguishment of debt, net	—	4,022	—	4,427
Merger-related expenses and deal costs	6,586	4,600	14,804	6,780
Allowance on loans receivable and investments	29,655	—	29,655	—
Other	3,382	(11,481)	7,090	(11,458)
Total expenses	1,041,481	813,192	1,943,170	1,634,236
(Loss) income before unconsolidated entities, real estate dispositions, income taxes and noncontrolling interests	(98,283)	137,525	12,082	259,355
Loss from unconsolidated entities	(5,850)	(2,529)	(16,726)	(3,475)
Gain on real estate dispositions	1,254	19,150	227,479	24,597
Income tax (expense) benefit	(56,356)	57,752	92,660	59,009
(Loss) income from continuing operations	(159,235)	211,898	315,495	339,486
Net (loss) income	(159,235)	211,898	315,495	339,486
Net (loss) income attributable to noncontrolling interests	(2,065)	1,369	(452)	3,172
Net (loss) income attributable to common stockholders	$(157,170)	$210,529	$315,947	$336,314
Earnings per common share
Basic:
(Loss) income from continuing operations	$(0.43)	$0.59	$0.85	$0.94
Net (loss) income attributable to common stockholders	(0.42)	0.58	0.85	0.94
Diluted:[1]
(Loss) income from continuing operations	$(0.43)	$0.58	$0.84	$0.93
Net (loss) income attributable to common stockholders	(0.42)	0.58	0.84	0.93

Weighted average shares used in computing earnings per common share
Basic	372,982	361,722	372,905	359,301
Diluted	376,024	365,553	376,020	363,100

1 Potential common shares are not included in the computation of diluted earnings per share when a loss from continuing operations exists as the effect would be an antidilutive per share amount.

QUARTERLY CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	For the Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Revenues
Rental income:
Triple-net leased	$176,240	$194,862	$191,065	$193,383	$196,382
Office	192,925	208,395	210,423	214,939	202,188
	369,165	403,257	401,488	408,322	398,570
Resident fees and services	549,329	576,770	568,271	541,090	520,725
Office building and other services revenue	3,673	3,128	2,988	2,959	2,691
Income from loans and investments	19,491	24,046	22,382	30,164	19,529
Interest and other income	1,540	4,853	875	620	9,202
Total revenues	943,198	1,012,054	996,004	983,155	950,717

Expenses
Interest	123,132	116,696	116,707	113,967	110,369
Depreciation and amortization	349,594	248,837	348,910	234,603	226,187
Property-level operating expenses:
Senior living	432,578	410,131	405,564	388,011	366,837
Office	60,752	64,506	68,277	67,144	62,743
Triple-net leased	5,275	6,331	6,469	6,338	6,321
	498,605	480,968	480,310	461,493	435,901
Office building services costs	543	727	544	627	515
General, administrative and professional fees	29,984	42,535	41,627	40,530	43,079
Loss on extinguishment of debt, net	—	—	39	37,434	4,022
Merger-related expenses and deal costs	6,586	8,218	4,151	4,304	4,600
Allowance on loans receivable and investments	29,655	—	—	—	—
Other	3,382	3,708	(8,315)	2,164	(11,481)
Total expenses	1,041,481	901,689	983,973	895,122	813,192
Income before unconsolidated entities, real estate dispositions, income taxes and noncontrolling interests	(98,283)	110,365	12,031	88,033	137,525
(Loss) income from unconsolidated entities	(5,850)	(10,876)	167	854	(2,529)
Gain on real estate dispositions	1,254	226,225	1,389	36	19,150
Income tax (expense) benefit	(56,356)	149,016	(694)	(2,005)	57,752
(Loss) income from continuing operations	(159,235)	474,730	12,893	86,918	211,898
Net (loss) income	(159,235)	474,730	12,893	86,918	211,898
Net (loss) income attributable to noncontrolling interests	(2,065)	1,613	1,450	1,659	1,369
Net (loss) income attributable to common stockholders	$(157,170)	$473,117	$11,443	$85,259	$210,529

Earnings per common share
Basic:
(Loss) income from continuing operations	$(0.43)	$1.27	$0.03	$0.23	$0.59
Net (loss) income attributable to common stockholders	(0.42)	1.27	0.03	0.23	0.58
Diluted:[1]
(Loss) income from continuing operations	$(0.43)	$1.26	$0.03	$0.23	$0.58
Net (loss) income attributable to common stockholders	(0.42)	1.26	0.03	0.23	0.58

Weighted average shares used in computing earnings per common share
Basic	372,982	372,829	372,663	372,426	361,722
Diluted	376,024	375,997	376,453	376,625	365,553

1 Potential common shares are not included in the computation of diluted earnings per share when a loss from continuing operations exists as the effect would be an antidilutive per share amount.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	For the Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income	$315,495	$339,486
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	598,431	462,107
Amortization of deferred revenue and lease intangibles, net	(6,334)	(6,145)
Other non-cash amortization	9,653	11,587
Allowance on loans receivable and investments	29,655	—
Stock-based compensation	11,557	18,475
Straight-lining of rental income	91,499	(17,000)
Loss on extinguishment of debt, net	—	4,427
Gain on real estate dispositions	(227,479)	(24,597)
Gain on real estate loan investments	(167)	—
Income tax benefit	(95,127)	(61,195)
Loss from unconsolidated entities	16,734	3,475
Distributions from unconsolidated entities	1,600	1,300
Other	12,756	5,091
Changes in operating assets and liabilities:
Increase in other assets	(12,463)	(44,472)
Increase in accrued interest	7,094	11,398
(Decrease) increase in accounts payable and other liabilities	(32,893)	25,282
Net cash provided by operating activities	720,011	729,219
Cash flows from investing activities:
Net investment in real estate property	(77,469)	(208,039)
Investment in loans receivable	(67,290)	(507,148)
Proceeds from real estate disposals	627,804	74,405
Proceeds from loans receivable	106,775	289,657
Development project expenditures	(180,398)	(114,226)
Capital expenditures	(53,519)	(58,381)
Investment in unconsolidated entities	(7,865)	(934)
Insurance proceeds for property damage claims	42	16,939
Net cash provided by (used in) investing activities	348,080	(507,727)
Cash flows from financing activities:
Net change in borrowings under revolving credit facilities	465,416	(506,551)
Net change in borrowings under commercial paper program	(565,524)	269,810
Proceeds from debt	640,533	712,934
Repayment of debt	(111,301)	(997,061)
Payment of deferred financing costs	(7,549)	(6,837)
Issuance of common stock, net	—	866,033
Cash distribution to common stockholders	(592,285)	(567,142)
Cash distribution to redeemable OP unitholders	(4,628)	(4,551)
Cash issued for redemption of OP Units	(570)	—
Contributions from noncontrolling interests	346	3,594
Distributions to noncontrolling interests	(6,293)	(4,103)
Proceeds from stock option exercises	3,518	25,738
Other	(4,891)	(6,732)
Net cash provided by (used in) financing activities	(183,228)	(214,868)
Net increase in cash, cash equivalents and restricted cash	884,863	6,624
Effect of foreign currency translation	(1,829)	208
Cash, cash equivalents and restricted cash at beginning of period	146,102	131,464
Cash, cash equivalents and restricted cash at end of period	$1,029,136	$138,296

Supplemental schedule of non-cash activities:
Assets acquired and liabilities assumed from acquisitions and other:
Real estate investments	$77,111	$1,069
Other assets	614	183
Debt	55,368	—
Other liabilities	2,097	1,252
Noncontrolling interests	20,259	—

QUARTERLY CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	For the Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Cash flows from operating activities:
Net (loss) income	$(159,235)	$474,730	$12,893	$86,918	$211,898
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	349,594	248,837	348,910	234,603	226,187
Amortization of deferred revenue and lease intangibles, net	(3,361)	(2,973)	(1,483)	(339)	(3,299)
Other non-cash amortization	5,802	3,851	6,075	5,323	5,456
Allowance on loans receivable and investments	29,655	—	—	—	—
Stock-based compensation	1,043	10,514	7,253	8,195	10,070
Straight-lining of rental income	98,287	(6,788)	(4,393)	(8,680)	(8,511)
Loss on extinguishment of debt, net	—	—	39	37,434	4,022
Gain on real estate dispositions	(1,254)	(226,225)	(1,389)	(36)	(19,150)
Gain on real estate loan investments	—	(167)	—	—	—
Income tax (benefit) expense	55,146	(150,273)	1,331	946	(59,480)
Loss (income) from unconsolidated entities	5,858	10,876	(157)	(854)	2,529
Distributions from unconsolidated entities	—	1,600	200	100	100
Other	8,951	3,805	4,028	4,145	2,808
Changes in operating assets and liabilities:
Decrease (increase) in other assets	1,305	(13,768)	(17,327)	(14,894)	(30,768)
Increase (decrease) in accrued interest	30,126	(23,032)	25,646	(27,307)	29,445
(Decrease) increase in accounts payable and other liabilities	(16,358)	(16,535)	(27,391)	28,775	21,792
Net cash provided by operating activities	405,559	314,452	354,235	354,329	393,099
Cash flows from investing activities:
Net investment in real estate property	2,070	(79,539)	(18,320)	(731,766)	(194,942)
Investment in loans receivable	(66,239)	(1,051)	(610)	(750,429)	(502,891)
Proceeds from real estate disposals	2,365	625,439	70,300	3,150	56,854
Proceeds from loans receivable	7,658	99,117	8,626	719,026	288,382
Development project expenditures	(86,169)	(94,229)	(174,078)	(115,619)	(64,574)
Capital expenditures	(26,730)	(26,789)	(56,937)	(41,406)	(36,426)
Distributions from unconsolidated entities	—	—	21	151	—
Investment in unconsolidated entities	(2,056)	(5,809)	(2,144)	(777)	(247)
Insurance proceeds for property damage claims	—	42	9,722	3,518	13,941
Net cash (used in) provided by investing activities	(169,101)	517,181	(163,420)	(914,152)	(439,903)
Cash flows from financing activities:
Net change in borrowings under revolving credit facilities	(2,296,737)	2,762,153	(848,568)	785,228	194,224
Net change in borrowings under commercial paper program	—	(565,524)	261,016	34,698	75,312
Proceeds from debt	557,774	82,759	806,614	1,493,643	6,343
Repayment of debt	(48,328)	(62,973)	(167,781)	(1,459,074)	(734,491)
Payment of deferred financing costs	(5,586)	(1,963)	(3,536)	(11,030)	—
Issuance of common stock, net	—	—	(165)	76,217	767,655
Cash distribution to common stockholders	(295,981)	(296,304)	(295,931)	(294,647)	(284,268)
Cash distribution to redeemable OP unitholders	(2,303)	(2,325)	(2,336)	(2,331)	(2,335)
Cash issued for redemption of OP Units	—	(570)	(1,842)	(361)	—
Contributions from noncontrolling interests	191	155	1,323	1,365	2,371
Distributions to noncontrolling interests	(3,750)	(2,543)	(3,314)	(2,300)	(1,480)
Proceeds from stock option exercises	129	3,389	2,045	8,396	21,422
Other	63	(4,954)	(1,918)	131	142
Net cash (used in) provided by financing activities	(2,094,528)	1,911,300	(254,393)	629,935	44,895
Net (decrease) increase in cash, cash equivalents and restricted cash	(1,858,070)	2,742,933	(63,578)	70,112	(1,909)
Effect of foreign currency translation	947	(2,776)	1,084	188	(26)
Cash, cash equivalents and restricted cash at beginning of period	2,886,259	146,102	208,596	138,296	140,231
Cash, cash equivalents and restricted cash at end of period	$1,029,136	$2,886,259	$146,102	$208,596	$138,296

QUARTERLY CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(In thousands)
	For the Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Supplemental schedule of non-cash activities:
Assets acquired and liabilities assumed from acquisitions and other:
Real estate investments	$76,578	$533	$657	$1,055,412	$1,069
Other assets	558	56	17	10,940	183
Debt	55,368	—	—	907,746	—
Other liabilities	1,699	398	785	45,084	1,252
Deferred income tax	—	—	95	—	—
Noncontrolling interests	20,068	191	(206)	113,522	—
Equity issued for redemption of OP Units	—	—	127	—	—

NON-GAAP FINANCIAL MEASURES RECONCILIATION Funds From Operations (FFO) and Funds Available for Distribution (FAD)[1] (Dollars in thousands, except per share amounts)

								Q2 YoY
	2019				2020			Growth
	Q2	Q3	Q4	FY	Q1	Q2	YTD	19-'20
Net income (loss) attributable to common stockholders	$210,529	$85,259	$11,443	$433,016	$473,117	$(157,170)	$315,947	(175%)
Net income (loss) attributable to common stockholders per share[2]	$0.58	$0.23	$0.03	$1.17	$1.26	$(0.42)	$0.84	(172%)
Adjustments:
Depreciation and amortization on real estate assets	224,630	233,078	347,371	1,039,550	247,330	348,110	595,440
Depreciation on real estate assets related to noncontrolling interests	(1,750)	(2,496)	(3,682)	(9,762)	(3,843)	(4,068)	(7,911)
Depreciation on real estate assets related to unconsolidated entities	167	(456)	311	187	561	1,307	1,868
Gain on real estate dispositions	(19,150)	(36)	(1,389)	(26,022)	(226,225)	(1,254)	(227,479)
Gain (loss) on real estate dispositions related to noncontrolling interests	—	—	(11)	343	(6)	(3)	(9)
Gain on real estate dispositions related to unconsolidated entities	(2)	(67)	(395)	(1,263)	—	—	—
Subtotal: FFO add-backs	203,895	230,023	342,205	1,003,033	17,817	344,092	361,909
Subtotal: FFO add-backs per share	$0.56	$0.61	$0.91	$2.71	$0.05	$0.92	$0.96
FFO (Nareit) attributable to common stockholders	$414,424	$315,282	$353,648	$1,436,049	$490,934	$186,922	$677,856	(55%)
FFO (Nareit) attributable to common stockholders per share	$1.13	$0.84	$0.94	$3.88	$1.31	$0.50	$1.80	(56%)

Adjustments:
Change in fair value of financial instruments	(11)	(7)	(22)	(78)	(10)	(13)	(23)
Non-cash income tax (benefit) expense	(59,480)	946	1,330	(58,918)	(140,895)	55,505	(85,391)
Loss on extinguishment of debt, net	4,022	37,434	39	41,900	—	—	—
(Gain) loss on non-real estate dispositions related to unconsolidated entities	(3)	(34)	19	(18)	239	—	239
Merger-related expenses, deal costs and re-audit costs	5,564	4,726	5,089	18,208	8,773	6,605	15,378
Amortization of other intangibles	121	121	121	484	118	118	236
Other items related to unconsolidated entities	1,377	502	374	3,291	(875)	(263)	(1,138)
Non-cash impact of changes to equity plan	2,584	1,729	1,165	7,812	6,895	(3,337)	3,558
Natural disaster (recoveries) expenses, net	(13,339)	(101)	(10,704)	(25,683)	941	252	1,193
Impact of Holiday lease termination	—	—	—	—	—	(50,184)	(50,184)
Write-off of straightline rental income, net of noncontrolling interests	—	—	—	—	—	52,368	52,368
Allowance on loan investments and impairment of unconsolidated entities	—	—	—	—	—	40,320	40,320
Subtotal: normalized FFO add-backs	(59,165)	45,316	(2,589)	(13,002)	(124,814)	101,371	(23,444)
Subtotal: normalized FFO add-backs per share	$(0.16)	$0.12	$(0.01)	$(0.04)	$(0.33)	$0.27	$(0.06)
Normalized FFO attributable to common stockholders	$355,259	$360,598	$351,059	$1,423,047	$366,120	$288,293	$654,412	(19%)
Normalized FFO attributable to common stockholders per share	$0.97	$0.96	$0.93	$3.85	$0.97	$0.77	$1.74	(21%)

Non-cash items included in normalized FFO:
Amortization of deferred revenue and lease intangibles, net	(3,299)	(339)	(1,483)	(7,967)	(2,973)	(3,362)	(6,335)
Other non-cash amortization, including fair market value of debt	5,335	5,444	6,075	22,985	3,851	5,803	9,654
Stock-based compensation	7,486	6,466	6,088	26,111	3,619	4,380	7,999
Straight-lining of rental income	(8,511)	(8,680)	(4,393)	(30,073)	(6,788)	(5,526)	(12,314)
Subtotal: non-cash items included in normalized FFO	1,011	2,891	6,287	11,056	(2,291)	1,295	(996)
Cash Impact of Holiday Lease Termination	—	—	—	—	—	33,795	33,795
FAD Capital Expenditures[3]	(33,777)	(39,695)	(55,400)	(152,582)	(24,972)	(26,102)	(51,074)
Normalized FAD attributable to common stockholders	$322,493	$323,794	$301,946	$1,281,521	$338,857	$297,281	$636,137	(8%)
Merger-related expenses, deal costs and re-audit costs	(5,564)	(4,726)	(5,089)	(18,208)	(8,773)	(6,605)	(15,378)
Other items related to unconsolidated entities	(1,377)	(502)	(374)	(3,291)	875	263	1,138
FAD attributable to common stockholders	$315,552	$318,566	$296,483	$1,260,022	$330,959	$290,939	$621,897	(8%)
Weighted average diluted shares	365,553	376,625	376,453	369,886	375,997	376,024	376,020

[1] Per share quarterly amounts may not add to annual per share amounts due to material changes in the Company’s weighted average diluted share count, if any. Per share amounts may not add to total per share amounts due to rounding.

[2] Potential common shares are not included in the computation of diluted earnings per share when a loss from continuing operations exists as the effect would be an antidilutive per share amount.

[3] 2019 FAD Capital Expenditures have been updated to exclude the impact of Initial Capital Expenditures. Impact on quarterly reported values are as follows: Q2 2019 ($0.6M), Q3 2019 ($1.7M), Q4 2019 ($1.5M), Q1 2020 ($1.8M), Q2 2020 ($0.6M).

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. However, since real estate values historically have risen or fallen with market conditions, many industry investors deem presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For that reason, the Company considers FFO, normalized FFO, FAD and normalized FAD to be appropriate supplemental measures of operating performance of an equity REIT. In particular, the Company believes that normalized FFO is useful because it allows investors, analysts and Company management to compare the Company’s operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences caused by non-recurring items and other non-operational events such as transactions and litigation. In some cases, the Company provides information about identified non-cash components of FFO and normalized FFO because it allows investors, analysts and Company management to assess the impact of those items on the Company’s financial results.

The Company uses the National Association of Real Estate Investment Trusts (“Nareit”) definition of FFO. Nareit defines FFO as net income attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property, including gains or losses on re-measurement of equity method investments, and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company defines normalized FFO as FFO excluding the following income and expense items (which may be recurring in nature): (a) merger-related costs and expenses, including amortization of intangibles, transition and integration expenses, and deal costs and expenses, including expenses and recoveries relating to acquisition lawsuits; (b) the impact of any expenses related to asset impairment and valuation allowances, the write-off of unamortized deferred financing fees, or additional costs, expenses, discounts, make-whole payments, penalties or premiums incurred as a result of early retirement or payment of the Company’s debt; (c) the non-cash effect of income tax benefits or expenses, the non-cash impact of changes to the Company’s executive equity compensation plan, derivative transactions that have non-cash mark-to-market impacts on the Company’s income statement and non-cash charges related to leases; (d) the financial impact of contingent consideration, severance-related costs and charitable donations made to the Ventas Charitable Foundation; (e) gains and losses for non-operational foreign currency hedge agreements and changes in the fair value of financial instruments; (f) gains and losses on non-real estate dispositions and other unusual items related to unconsolidated entities; (g) expenses related to the re-audit and re-review in 2014 of the Company’s historical financial statements and related matters; (h) net expenses or recoveries related to natural disasters and (i) any other incremental items set forth in the normalized FFO reconciliation included herein.

Normalized FAD represents normalized FFO excluding non-cash components and straight-line rent adjustments, deducting FAD Capital Expenditures plus cash received related to lease terminations and modifications. FAD Capital Expenditures are (i) Ventas-invested capital expenditures, whether routine or non-routine, that extend the useful life of a property but are not expected to generate incremental income for the Company (ii) Office Building and Triple-Net leasing commissions paid to third-party agents and (iii) capital expenditures for second-generation tenant improvements. It excludes (i) costs for a first generation lease (e.g., a development project) or related to properties that have undergone redevelopment and (ii) Initial Capital Expenditures, which are defined as capital expenditures required to bring a newly acquired or newly transitioned property up to standard. Initial Capital Expenditures are typically incurred within the first 12 months after acquisition or transition, respectively.

FAD represents normalized FAD after subtracting merger-related expenses, deal costs and re-audit costs and other unusual items related to unconsolidated entities.

FFO, normalized FFO, FAD and normalized FAD presented herein may not be comparable to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. FFO, normalized FFO, FAD and normalized FAD should not be considered as alternatives to net income attributable to common stockholders (determined in accordance with GAAP) as indicators of the Company’s financial performance or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of the Company’s liquidity, nor are they necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO, normalized FFO, FAD and normalized FAD should be examined in conjunction with net income attributable to common stockholders as presented elsewhere herein.

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Net Debt to Adjusted Pro Forma EBITDA[1]
(Dollars in thousands)

For the Three Months Ended June 30, 2020:

Net loss attributable to common stockholders	$(157,170)
Adjustments:
Interest	123,132
Taxes (including tax amounts in general, administrative and professional fees)	57,500
Depreciation and amortization	349,594
Non-cash stock-based compensation expense	1,043
Merger-related expenses, deal costs and re-audit costs	6,586
Net income attributable to noncontrolling interests, adjusted for consolidated joint venture partners’ share of EBITDA	(5,639)
Loss from unconsolidated entities, adjusted for Ventas share of EBITDA from unconsolidated entities	10,439
Gain on real estate dispositions	(1,254)
Unrealized foreign currency gains	(37)
Change in fair value of financial instruments	(13)
Natural disaster expenses (recoveries), net	198
Impact of Holiday lease termination	(50,184)
Write-off of straightline rental income, net of noncontrolling interests	52,368
Allowance on loan investments and impairment of unconsolidated entities	40,320
Adjusted EBITDA	$426,883
Adjustments for current period activity	24,210
Adjusted Pro Forma EBITDA	$451,093

Adjusted Pro Forma EBITDA annualized	$1,804,372

As of June 30, 2020:

Total debt	$12,530,036
Cash	(992,824)
Restricted cash pertaining to debt	(19,239)
Consolidated joint venture partners’ share of debt	(257,004)
Ventas share of debt from unconsolidated entities	116,688
Net debt	$11,377,657

Net debt to Adjusted Pro Forma EBITDA	6.3	x
[1] Totals may not add due to rounding.

The table above illustrates net debt to pro forma earnings before interest, taxes, depreciation and amortization (including non-cash stock-based compensation expense, asset impairment and valuation allowances), excluding gains or losses on extinguishment of debt, consolidated joint venture partners’ share of EBITDA, merger-related expenses and deal costs, expenses related to the re-audit and re-review in 2014 of the Company’s historical financial statements, net gains or losses on real estate activity, gains or losses on re-measurement of equity interest upon acquisition, changes in the fair value of financial instruments, unrealized foreign currency gains or losses, net expenses or recoveries related to natural disasters and non-cash charges related to lease terminations, and including (a) the Company’s share of EBITDA from unconsolidated entities and (b) adjustments for other immaterial or identified items (“Adjusted EBITDA”).

The information above considers the pro forma effect on Adjusted EBITDA of the Company’s activity during the three months ended June 30, 2020, as if the transactions had been consummated as of the beginning of the period (“Adjusted Pro Forma EBITDA”) and considers any other incremental items set forth in the Adjusted Pro Forma EBITDA reconciliation included herein.

The Company believes that net debt, Adjusted Pro Forma EBITDA and net debt to Adjusted Pro Forma EBITDA are useful to investors, analysts and Company management because they allow the comparison of the Company’s credit strength between periods and to other real estate companies without the effect of items that by their nature are not comparable from period to period.

NON-GAAP FINANCIAL MEASURES RECONCILIATION Net Operating Income (NOI) and Same-Store Cash NOI by Segment (Constant Currency) (Dollars in thousands)

For the Three Months Ended June 30, 2020 and 2019

	Triple-Net	Senior Housing Operating	Office	Non-Segment	Total
For the Three Months Ended June 30, 2020:
Net loss attributable to common stockholders					$(157,170)
Adjustments:
Interest and other income					(1,540)
Interest					123,132
Depreciation and amortization					349,594
General, administrative and professional fees					29,984
Merger-related expenses and deal costs					6,586
Allowance on loans receivable and investments					29,655
Other					3,382
Loss from unconsolidated entities					5,850
Gain on real estate dispositions					(1,254)
Income tax expense					56,356
Net loss attributable to noncontrolling interests					(2,065)
Reported segment NOI	$170,965	$116,751	$133,887	$20,907	$442,510
Adjustments to Cash NOI:
Straight-lining of rental income	(2,183)	—	(3,343)	—	(5,526)
Non-cash rental income	(1,803)	—	(1,238)	—	(3,041)
Impact of Holiday lease termination	(50,184)	—	—	—	(50,184)
Write-off of straightline rental income	53,304	—	898	—	54,202
NOI not included in cash NOI[1]	(3,315)	(1,886)	(1,697)	—	(6,898)
Non-segment NOI	—	—	—	(20,907)	(20,907)
Cash NOI	$166,784	$114,865	$128,507	$—	$410,156
Adjustments to Same-store NOI:
Cash NOI not included in same-store	(715)	(28,403)	(4,900)	—	(34,018)
Same-store cash NOI (constant currency)	$166,069	$86,462	$123,607	$—	$376,138
Percentage increase (decrease)	1.4%	(42.7%)	2.7%		(13.6%)

For the Three Months Ended June 30, 2019:
Net income attributable to common stockholders					$210,529
Adjustments:
Interest and other income					(9,202)
Interest					110,369
Depreciation and amortization					226,187
General, administrative and professional fees					43,079
Loss on extinguishment of debt, net					4,022
Merger-related expenses and deal costs					4,600
Other					(11,481)
Loss from unconsolidated entities					2,529
Gain on real estate dispositions					(19,150)
Income tax benefit					(57,752)
Net income attributable to noncontrolling interests					1,369
Reported segment NOI	$190,061	$153,888	$140,780	$20,370	$505,099
Adjustments to Cash NOI:
Straight-lining of rental income	(3,993)	—	(4,519)	—	(8,512)
Non-cash rental income	(959)	—	(2,210)	—	(3,169)
Cash modification fees	—	—	462	—	462
NOI not included in cash NOI[1]	(20,454)	(350)	(9,780)	—	(30,584)
Non-segment NOI	—	—	—	(20,370)	(20,370)
NOI impact from change in FX	(208)	(650)	—	—	(858)
Cash NOI	$164,447	$152,888	$124,733	$—	$442,068
Adjustments to Same-store NOI:
Cash NOI not included in same-store	(679)	(1,936)	(4,360)	—	(6,975)
Same-store cash NOI (constant currency)	$163,768	$150,952	$120,373	$—	$435,093

1 Excludes sold assets, assets held for sale, development properties not yet operational and land parcels.

For the Three Months Ended June 30, 2020 and March 31, 2020

	Triple-Net	Senior Housing Operating	Office	Non-Segment	Total
For the Three Months Ended June 30, 2020:
Net loss attributable to common stockholders					$(157,170)
Adjustments:
Interest and other income					(1,540)
Interest					123,132
Depreciation and amortization					349,594
General, administrative and professional fees					29,984
Merger-related expenses and deal costs					6,586
Allowance on loans receivable and investments					29,655
Other					3,382
Loss from unconsolidated entities					5,850
Gain on real estate dispositions					(1,254)
Income tax expense					56,356
Net loss attributable to noncontrolling interests					(2,065)
Reported segment NOI	$170,965	$116,751	$133,887	$20,907	$442,510
Adjustments to Cash NOI:
Straight-lining of rental income	(2,183)	—	(3,343)	—	(5,526)
Non-cash rental income	(1,803)	—	(1,238)	—	(3,041)
Impact of Holiday lease termination	(50,184)	—	—	—	(50,184)
Write-off of straightline rental income	53,304	—	898	—	54,202
NOI not included in cash NOI[1]	(3,315)	(1,886)	(1,697)	—	(6,898)
Non-segment NOI	—	—	—	(20,907)	(20,907)
Cash NOI	$166,784	$114,865	$128,507	$—	$410,156
Adjustments to Same-store NOI:
Cash NOI not included in same-store	—	(9,345)	(4,231)	—	(13,576)
Same-store cash NOI (constant currency)	$166,784	$105,520	$124,276	$—	$396,580
Percentage decrease	(2.7%)	(35.9%)	(1.4%)		(14.2%)

For the Three Months Ended March 31, 2020:
Net income attributable to common stockholders					$473,117
Adjustments:
Interest and other income					(4,853)
Interest					116,696
Depreciation and amortization					248,837
General, administrative and professional fees					42,535
Merger-related expenses and deal costs					8,218
Other					3,708
Loss from unconsolidated entities					10,876
Gain on real estate dispositions					(226,225)
Income tax benefit					(149,016)
Net income attributable to noncontrolling interests					1,613
Reported segment NOI	$188,531	$166,639	$145,336	$25,000	$525,506
Adjustments to Cash NOI:
Straight-lining of rental income	(2,693)	—	(4,095)	—	(6,788)
Non-cash rental income	(1,529)	—	(1,104)	—	(2,633)
Cash modification fees	3,029	—	(1,000)	—	2,029
NOI not included in cash NOI[1]	(15,744)	211	(7,476)	—	(23,009)
Non-segment NOI	—	—	—	(25,000)	(25,000)
NOI impact from change in FX	(189)	(1,273)	—	—	(1,462)
Cash NOI	$171,405	$165,577	$131,661	$—	$468,643
Adjustments to Same-store NOI:
Cash modification fees not in same-store	—	—	1,000	—	1,000
Cash NOI not included in same-store	—	(984)	(6,622)	—	(7,606)
NOI impact from change in FX not in same-store	—	38	—	—	38
Same-store cash NOI (constant currency)	$171,405	$164,631	$126,039	$—	$462,075

1 Excludes sold assets, assets held for sale, development properties not yet operational and land parcels.

For the Six Months Ended June 30, 2020 and 2019

	Triple-Net	Senior Housing Operating	Office	Non-Segment	Total
For the Six Months Ended June 30, 2020:
Net income attributable to common stockholders					$315,947
Adjustments:
Interest and other income					(6,393)
Interest					239,828
Depreciation and amortization					598,431
General, administrative and professional fees					72,519
Merger-related expenses and deal costs					14,804
Allowance on loans receivable and investments					29,655
Other					7,090
Loss from unconsolidated entities					16,726
Gain on real estate dispositions					(227,479)
Income tax benefit					(92,660)
Net loss attributable to noncontrolling interests					(452)
Reported segment NOI	$359,496	$283,390	$279,224	$45,906	$968,016
Adjustments to Cash NOI:
Straight-lining of rental income	(4,876)	—	(7,438)	—	(12,314)
Non-cash rental income	(3,332)	—	(2,343)	—	(5,675)
Cash modification fees	3,029	—	(1,000)	—	2,029
Impact of Holiday lease termination	(50,184)		—		(50,184)
Write-off of straightline rental income	53,304		898		54,202
NOI not included in cash NOI[1]	(19,058)	(1,709)	(9,172)	—	(29,939)
Non-segment NOI	—	—	—	(45,906)	(45,906)
Cash NOI	$338,379	$281,681	$260,169	$—	$880,229
Adjustments to Same-store NOI:
Cash modification fees not in same-store	—	—	1,000	—	1,000
Cash NOI not included in same-store	(2,014)	(53,949)	(12,144)	—	(68,107)
Same-store cash NOI (constant currency)	$336,365	$227,732	$249,025	$—	$813,122
Percentage increase (decrease)	2.7%	(26.2%)	4.3%		(7.0%)
For the Six Months Ended June 30, 2019:
Net income attributable to common stockholders					$336,314
Adjustments:
Interest and other income					(9,489)
Interest					220,988
Depreciation and amortization					462,107
General, administrative and professional fees					83,839
Loss on extinguishment of debt, net					4,427
Merger-related expenses and deal costs					6,780
Other					(11,458)
Loss from unconsolidated entities					3,475
Gain on real estate dispositions					(24,597)
Income tax benefit					(59,009)
Net income attributable to noncontrolling interests					3,172
Reported segment NOI	$382,696	$314,349	$281,266	$38,238	$1,016,549
Adjustments to Cash NOI:
Straight-lining of rental income	(7,574)	—	(9,426)	—	(17,000)
Non-cash rental income	(1,979)	—	(3,996)	—	(5,975)
Cash modification fees	100	—	—	—	100
NOI not included in cash NOI[1]	(43,339)	(1,131)	(20,128)	—	(64,598)
Non-segment NOI	—	—	—	(38,238)	(38,238)
NOI impact from change in FX	(310)	(851)	—	—	(1,161)
Cash NOI	$329,594	$312,367	$247,716	$—	$889,677
Adjustments to Same-store NOI:
Cash NOI not included in same-store	(2,166)	(3,726)	(9,001)	—	(14,893)
Same-store cash NOI (constant currency)	$327,428	$308,641	$238,715	$—	$874,784

1 Excludes sold assets, assets held for sale, development properties not yet operational and land parcels.

The Company considers NOI and same-store cash NOI as important supplemental measures because they allow investors, analysts and the Company’s management to assess its unlevered property-level operating results and to compare its operating results with those of other real estate companies and between periods on a consistent basis. The Company defines NOI as total revenues, less interest and other income, property-level operating expenses and office building services costs. In the case of NOI, cash receipts may differ due to straight-line recognition of certain rental income and the application of other GAAP policies. The Company defines same-store as properties owned, consolidated and operational for the full period in both comparison periods and are not otherwise excluded; provided, however, that the Company may include selected properties that otherwise meet the same-store criteria if they are included in substantially all of, but not a full, period for one or both of the comparison periods, and in the Company’s judgment such inclusion provides a more meaningful presentation of its portfolio performance. Newly acquired or recently developed or redeveloped properties in the Company’s Seniors Housing Operating Portfolio (“SHOP”) will be included in same-store once they are stabilized for the full period in both periods presented. These properties are considered stabilized upon the earlier of (a) the achievement of 80% sustained occupancy or (b) 24 months from the date of acquisition or substantial completion of work. Recently developed or redeveloped properties in the Office and Triple-Net Leased Portfolios will be included in same-store once substantial completion of work has occurred for the full period in both periods presented. SHOP and Triple-Net Leased properties that have undergone operator or business model transitions will be included in same-store once operating under consistent operating structures for the full period in both periods presented.

Properties are excluded from same-store if they are: (i) sold, classified as held for sale or properties whose operations were classified as discontinued operations in accordance with GAAP; (ii) impacted by materially disruptive events such as flood or fire; (iii) those properties that are currently undergoing a materially disruptive redevelopment; (iv) for the Office Portfolio, those properties for which management has an intention to institute a redevelopment plan because the properties may require major property-level expenditures to maximize value, increase net operating income, or maintain a market-competitive position and/or achieve property stabilization; or (v) for the SHOP and Triple-Net Leased Portfolios, those properties that are scheduled to undergo operator or business model transitions, or have transitioned operators or business models after the start of the prior comparison period.

To eliminate the impact of exchange rate movements, all same-store NOI measures assume constant exchange rates across comparable periods, using the following methodology: the current period’s results are shown in actual reported USD, while prior comparison period’s results are adjusted and converted to USD based on the average exchange rate for the current period.

Contacts

Sarah Whitford
(877) 4-VENTAS